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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

                              CONGOLEUM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
                      DELAWARE                              02-0398678
              (STATE OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NO.)
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                             3705 QUAKERBRIDGE ROAD
                                  P.O. BOX 3127
                          MERCERVILLE, NEW JERSEY 08619
                                 (609) 584-3000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
         General Instruction A.(c), please check the following box. |X|

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to
         General Instruction A.(d), please check the following box. |__|

      Securities Act registration statement file number to which this form relates: ___________ (If applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

                     Title of Each Class to be so Registered

                 Class A Common Stock, par value $.01 per share

                         Name of Each Exchange on Which
                         Each Class is to be Registered

                             American Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


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                                EXPLANATORY NOTE

This Registration Statement on Form 8-A/A amends the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 31, 1995. It is being filed in connection with the listing of the Registrant's Class A common stock, $.01 par value, on the American Stock Exchange.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         Class A Common Stock, $.01 Par Value. The capital stock of Congoleum Corporation (the "Company" or "Registrant") to be registered consists of 20,000,000 shares of Class A common stock, par value $.01 per share (the "Class A Common Stock").

         Preemptive Rights. The Class A Common Stock is not redeemable and the holders thereof have no preemptive or other subscription rights to purchase any securities of the Registrant.

         Dividends and Other Distributions. Subject to Delaware General Corporation Law, any preferences that may be applicable to any class or series of Preferred Stock of the Registrant ("Preferred Stock") that may be outstanding from time to time and limitations in certain debt instruments, the holders of Class A Common Stock, together with the holders of Class B common stock, par value $.01 per share (the "Class B Common Stock") of the Registrant, will be entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. Any cash dividends declared must be paid equally on a per share basis on the Class A Common Stock and Class B Common Stock. In the event of a liquidation, dissolution or winding up of the affairs of the Registrant, the holders of shares of Class A Common Stock and Class B Common Stock will be entitled to share ratably in all assets which are

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available for distribution to them after payment of liabilities and after provision has been made for each outstanding series of Preferred Stock, if any, having preference over the Class A Common Stock and Class B Common Stock.

         Voting. Each outstanding share of Class A Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders and each outstanding share of Class B Common Stock is entitled to two votes per share on all matters submitted to a vote of stockholders other than certain extraordinary matters. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law, and in the case of any amendment of the Certificate of Incorporation of the Registrant which would increase the authorized number of shares or affect the voting, dividend or liquidation rights of the Class B Common Stock or any amendment to Article TENTH of the Registrant's Amended Certificate of Incorporation requiring at least two non-affiliated directors, each of which must be approved, in addition to any vote required by the Delaware General Corporation Law, by the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a class, and the optional conversion of all of the outstanding shares of Class B Common Stock into an equal number of shares of Class A Common Stock, which must be approved by the holders of a majority of the outstanding shares of Class B Common Stock voting separately as a class. Under the Delaware General Corporation Law, holders of shares of class A Common Stock and holders of Class B Common Stock will be entitled to vote as separate classes on proposals to change the par value of such classes or to alter or change the powers, preferences or special rights of such classes so as to affect the holders of such classes adversely. The Registrant's Amended Certificate of Incorporation does not permit cumulative voting.

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Notwithstanding the foregoing, approval of (a) any merger or consolidation involving the Registrant immediately after which forty-nine percent (49%) or more of the voting stock of the surviving or resulting corporation will be held by persons other than persons who were stockholders of the Registrant immediately prior to the consummation thereof, (b) any sale or other disposition of all or substantially all of the assets of the Registrant, (c) any dissolution of the Registrant or (d) any proposed "going private" transaction involving the Registrant and American Biltrite Inc. ("American Biltrite"), any affiliate of American Biltrite or any group of which American Biltrite or any affiliate of American Biltrite is a member will require the affirmative vote of holders of a majority of the outstanding Class A Common Stock and Class B Common Stock (which for this purpose will be entitled to only one vote per share), voting as a single class. A "going private" transaction is defined as any "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). An "affiliate" is defined as any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with American Biltrite. For purposes of the foregoing definition, the term "control" means the possession, direct or indirect, or the power to direct the course of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         Because the Class B Common Stock carries additional voting rights, the holders of Class B Common Stock will be able to control the outcome of substantially all matters submitted to the stockholders of the Registrant regardless of how other shares of the Registrant's capital stock are voted, including, but not limited to, the election of their nominees as directors of the Registrant. The existence of the Class B Common Stock may make the Registrant less attractive as a target

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for a takeover and may render more difficult or discourage a merger proposal or proxy contest for the removal of incumbent directors, even if such actions were favored by the stockholders of the Registrant other than the holders of the Class B Common Stock. Accordingly, the existence of the Class B Common Stock may deprive the holders of the Class A Common Stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition.

ITEM 2.  EXHIBITS.

*3.1     Registrant's Amended and Restated Articles of Incorporation.

* Incorporated by reference to the exhibit bearing the same number filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   CONGOLEUM CORPORATION

June 27, 2000                      By: /s/ Howard N. Feist, III
                                       -------------------------
                                       Howard N. Feist, III
                                       Chief Financial Officer and Secretary